CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Financial Statements” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information dated December 29, 2021.

We also consent to the incorporation by reference of our report dated October 26, 2021 with respect to the financial statements and financial highlights of Preserver Alternative Opportunities Fund (one of the funds constituting the Capitol Series Trust), included in its Annual Report to Shareholders (Form N-CSR) for the year ended August 31, 2021, into this Post-Effective Amendment No. 122 to the Registration Statement (Form N-1A, File No. 333-191495), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio

December 29, 2021